Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highbury Financial Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 7 to the Registration Statement on  Form S-1 of our report dated December 15, 2005, on the financial statements of Highbury Financial Inc. as of November 30, 2005, except for Note G, as to which the date is January 13, 2006, and for the period from July 13, 2005 (inception) to November 30, 2005 which appears in such Prospectus.  We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 20, 2006